Exhibit 10.31

[Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain information marked with“[***]” has been omitted as it is (i) not material and (ii) is customarily and actually treated as private or confidential by the registrant.]

24 September 2024

Ian Brown

and

Hestview Limited

SETTLEMENT AGREEMENT

THIS AGREEMENT is made on 24 September 2024
BETWEEN
(1)HESTVIEW LIMITED registered in England with registered number 01100741 whose registered office is at One Chamberlain Square Cs, Birmingham, United Kingdom, B3 3AX (the Company); and
(2)Ian Brown of Crossfield, Priest Lane, Mottram St Andrew, SK10 4QL (the Employee).
WHEREAS
(A)The Company employs the Employee as Chief Executive Officer (UK and Ireland) of the Group under the terms of a service agreement dated 2 July 2022 (the Service Agreement).
(B)It has been agreed between the Company and the Employee that the Employee’s employment will terminate.
IT IS AGREED as follows:-
1.INTERPRETATION
1.1In this Agreement the following expressions, unless otherwise expressly stated, have the following meanings:
Group Company means any of (i) the Company (ii) any holding company of the Company from time to time and (iii) any subsidiary of the Company or of any such holding company from time to time. Holding company and subsidiary shall have the meanings ascribed to them by Section 1159 of the Companies Act 2006, as amended;
PAYE Deductions means deductions made to comply with or to meet any liability of the Company to account for tax pursuant to regulations made under Chapter 2 of Part 11 of ITEPA 2003 and to comply with any obligation to make a deduction in respect of employee National Insurance contributions;
ITEPA 2003 means the Income Tax (Earnings and Pensions) Act 2003; SEC means the United States Securities and Exchange Commission;
Service Agreement means the service agreement between the Employee and the Company dated 2 July 2022; and
Termination Date means 31 December 2024.
2.TERMINATION OF EMPLOYMENT
2.1The Employee’s employment with the Company will end on the Termination Date.
2.2The Employee’s salary will be paid and contractual benefits will be provided up to the Termination Date in the normal way. The Employee will be paid for any accrued but untaken holiday. All payments shall be made less any PAYE Deductions.

3.COMPENSATION AND TAXATION
3.1Provided the Employee complies with the terms of this Agreement, the Company agrees (and confirms that the Compensation and HR Committee of Flutter Entertainment plc agrees), without any admission of liability, to the following:
(a)a payment in lieu of the Employee’s 12 month notice period of £757,785 in respect of base salary, £75,779 in respect of pension contributions and £10,465 in respect of contractual benefits, paid within one month of the Termination Date, in full satisfaction of clause 17.2 of the Service Agreement;
(b)subject to production of a valid invoice addressed to the Employee but marked payable by the Company, the Company will pay a maximum of £5,000 plus VAT direct to the Employee’s legal advisers, towards the legal fees which the Employee incurred in connection with the termination of his employment, including the terms and effect of this Agreement;
(c)in respect of the 2024 financial year, the Employee will be eligible for a bonus under and in accordance with the terms of the Company’s discretionary Group bonus plan. Any such bonus will be calculated based on the Company’s achievement against the 2024 performance targets set and the outcome approved by the Compensation & HR Committee. Any bonus will be paid fully in cash (less any PAYE Deductions) at the same time as any current-year bonuses are normally paid to executives of the Company. There will be no deferral into shares. For the avoidance of doubt, there will be no time pro-rated reduction applied to the bonus calculation;
(d)the Employee’s existing share awards under the Deferred Share Incentive Plan will vest on the later of their respective original vesting dates and the expiry of the Employee’s post-termination restrictive covenants in accordance with clause 7;
(e)the Employee’s existing Leadership Restricted Share Incentive (LRSI) awards granted under the Flutter Entertainment plc Restricted Share Plan will be treated in the following manner:
(i)the 2022 award (including any multiplier to be applied) will vest on the later of its original vesting date and the expiry of the Employee’s post-termination restrictive covenants in accordance with clause 7, subject to a time pro-rating reduction to reflect the period from the grant date up to the Termination Date (and in respect of any multiplier to be applied, subject to achievement of the performance conditions);
(ii)the 2023 award will vest on its original vesting date, subject to a time pro-rating reduction to reflect the period from the grant date up to the Termination Date; and
(iii)the 2024 award will vest on its original vesting date, subject to a time pro-rating reduction to reflect the period from the grant date up to the Termination Date, and for the avoidance of doubt the Employee will not be eligible for the application of the multiplier to the 2023 or 2024 awards;

(f)the Employee’s existing joining share awards, being performance share awards (PSA) and Restricted Share Awards (RSA) granted under the Flutter Entertainment plc 2022 Supplementary Restricted Share Plan, will be treated in the following manner:
(i)Tranche 2 of the PSA will vest on the later of its original vesting date and the expiry of the Employee’s post-termination restrictive covenants in accordance with clause 7, subject to the achievement of the applicable performance conditions and a time pro-rating reduction to reflect the period from the grant date up to the Termination Date;
(ii)Tranche 2 of the RSA will vest on its original vesting date of 1 October 2024;
(iii)The remainder of the PSA and RSA (being Tranches 3 and 4 of the PSA and Tranches 3 and 4 of the RSA) will lapse immediately on the Termination Date;
(g)the Employee’s Sharesave options will lapse immediately on the Termination Date and the Employee will be able to request a refund on his accumulated savings;
(h)save as otherwise provided in this Agreement, the Employee’s retained share awards will remain subject to their original terms and conditions; and
(i)the Employee will be permitted to exercise any portion of his retained share awards that vests following the Termination Date during a 6-month exercise window from the relevant vesting date (or from the expiry of the Employee’s post-termination restrictive covenants if that exercise window would otherwise expire during the period of those restrictions). The Employee will be permitted to exercise any share awards that vest prior to the Termination Date until 6 months following the Termination Date. No holding period shall apply in respect of any shares the Employee so acquires. If awards are not exercised during the relevant exercise window then they will lapse automatically upon the expiry of such window with no compensation. It is the Employee’s responsibility to ensure that awards are exercised in the windows provided, if he so wishes.
3.2The Employee must ensure that both the Flutter share plans team and the Company’s share plan administrator (currently Shareworks) has his up-to-date email address and mobile phone number at all times.
3.3Schedule 5 sets out a summary of the treatment of Employee’s unvested share awards.
4.REFERENCE
Subject to any legal or regulatory requirement, at the request of a prospective employer the Company will provide the Employee with a reference in the terms attached at Schedule 3. If after the date of this Agreement the Company becomes aware of any matters that make or may make the terms of the reference materially inaccurate or misleading, the Company may make alterations to its terms to ensure that the reference is accurate and not misleading. The Employee will be given notice of any changes that are made.

5.SETTLEMENT
5.1The Employee agrees with the Company, for itself and for and on behalf of each other Group Company and each of its or their current or former officers or employees, to accept the terms set out in this Agreement in full and final settlement of all claims that the Employee has or may have against the Company or any other Group Company or any of its or their current or former officers or employees, whether contractual, statutory or otherwise, (and, save in respect of statutory claims, whether such claims are known or could be known or are in contemplation of the parties at the Termination Date, or exist now or in the future) arising out of or in connection with the Employee’s employment or its termination or his directorship or resignation from any directorship of any the Company or Group Company and the Employee hereby irrevocably waives and releases the Company, each Group Company, and each of its or their current and former officers and employees from any such claim.
This Agreement shall not prevent the Employee from pursuing:
(a)any claim to enforce this Agreement, including in respect of the sums and benefits due to the Employee pursuant to this Agreement; or
(b)any claim relating to pension rights that have accrued at the Termination Date; or
(c)any claim for personal injury (1) where such personal injury claim is wholly unrelated to the circumstances surrounding and leading to the entry into this Agreement; and (2) in respect of which the Employee is not aware and could not reasonably be expected to be aware at the date of this Agreement (other than claims under discrimination legislation). By signing this Agreement, the Employee warrants that he is not aware of any basis for any claims that he may have for personal injury against the Company or any other Group Company; or
(d)initiating an action under the whistleblower regulations of the SEC or obtaining any associated award.
5.2The Employee confirms:
(a)that he has taken legal advice from a relevant independent adviser within the meaning of the acts and regulations referred to at clause 5.2(c) as to the terms of this Agreement and its effect on his ability to pursue his rights before an employment tribunal;
(b)without prejudice to the generality of clause 5.1 that this Agreement relates to the Employee’s claims for:
(i)Breach of contract or wrongful dismissal;
(ii)Unfair dismissal under the Employment Rights Act 1996;
(iii)A statutory redundancy payment under the Employment Rights Act 1996;
(iv)Discrimination, victimisation or harassment related to sex under the Equality Act 2010;

(v)Discrimination or victimisation related to marital or civil partnership status under the Equality Act 2010;
(vi)Discrimination, victimisation or harassment related to race under the Equality Act 2010;
(vii)Discrimination, victimisation or harassment related to disability under the Equality Act 2010;
(viii)Discrimination, victimisation or harassment related to sexual orientation under the Equality Act 2010;
(ix)Discrimination, victimisation or harassment related to religion or belief under the Equality Act 2010;
(x)Discrimination, victimisation or harassment related to age under the Equality Act 2010;
(xi)Detriment or dismissal in relation to protected disclosures under the Employment Rights Act 1996 and the Public Interest Disclosure Act 1998; and
(xii)Unauthorised deduction from wages under the Employment Rights Act 1996.
(c)that the conditions regulating settlement agreements under the following provisions have been satisfied and the Employee and his independent legal adviser have signed the attached certificate confirming this:
(i)Section 203 of the Employment Rights Act 1996; and
(ii)Section 147 of the Equality Act 2010;
(d)that the only claims the Employee has or may have against the Company or any Group Company or its or their officers or employees relating to his employment with the Company or its termination are specified in clause 5.2(b).
6.REPAYMENT CLAUSE
If the Employee materially breaches any provision of this Agreement or pursues a claim against the Company or any Group Company relating to his employment or its termination, he acknowledges and agrees that the net amount of any payment made to him or value of benefit provided under clause 3.1 (b), (c), (d), (e) and (f) of this Agreement shall be immediately repayable to the Company upon demand and the Company shall be released from any continuing obligations under this Agreement.
7.DEALING WITH DELAY BETWEEN SIGNING AND THE TERMINATION DATE
The Employee agrees to provide on or within seven days of the Termination Date a written reaffirmation certificate reaffirming the waiver in clause 5 in the form set out at Schedule 4.

8.RESTRICTIVE COVENANTS AND CONFIDENTIAL INFORMATION
8.1The Employee acknowledges that the provisions of clause 20 of the Service Agreement will remain in full force and effect notwithstanding the termination of the Employee’s employment. This includes for the avoidance of doubt the restriction on the Employee being employed, engaged or interested in any of the following entities:
(a)[***].
8.2The Employee will continue to comply with the provisions of clause 19 of the Service Agreement relating to confidential information.
9.RETURN OF COMPANY PROPERTY
9.1In accordance with clause 17.12(a) of the Service Agreement, the Employee will within 7 days of signing this Agreement return to the Company all papers, documents and information in any form (including copies and whether written or on disc, USB stick or other electronic format), and any other property provided to him by the Company or any other Group Company, whether or not owned by a Group Company, which is currently in the Employee’s possession, custody or power. If any property belonging to the Company or any other Group Company subsequently comes into the Employee’s possession, custody or power the Employee agrees to return it to the Company immediately. The Employee further undertakes that he has not taken unauthorised copies of any papers or documents or information in any form.
10.DIRECTOR RESIGNATIONS
10.1The Employee agrees that he shall resign with immediate effect as a director of the Company and his directorships, offices and positions that he may hold with other Group Companies and from any other offices, trusteeships or positions that he may hold by virtue of his employment with the Company by delivering a letter of resignation in the terms of the attached Schedule 1 addressed to the directors of each company listed in Schedule 2 and, to the extent additional formalities are required in relation to resignation from directorships, offices and positions held with any Group Company incorporated outside of the UK, by taking such additional reasonable steps as are required to effect such resignation.
11.D&O INSURANCE
For six years following the Termination Date, the Company will procure that the Employee continues to be covered under the Company’s Directors, Officers and Professional insurance cover in respect of the period during which the Employee was a director or officer of the Company or any other Group Company, provided that such cover is maintained for directors or officers of the Company or any other Group Company generally).
12.INTERNAL COMMUNICTIONS
12.1The Company will, in good faith, discuss and seek to agree with the Employee the content of the Company’s internal communications announcing the Employee’s termination of employment and resignation from office.

13.NON-DISCLOSURE
13.1The Employee will not disclose the circumstances concerning the termination of the Employee’s employment or the existence or terms of this Agreement to anyone (whether orally or in writing, including, without limitation, any disclosure on any social media platform or, in the case of the Employee, any personal web page), save that nothing in this clause or Agreement shall prevent or impede the Employee:
(a)from (i) complying with any legal disclosure requirement; (ii) making a disclosure to, or cooperating with any investigation or prosecution by any regulatory authority, the police or any other law enforcement agency; (iii) making a disclosure to his professional advisers (including any medical adviser or counsellor); (iv) making a disclosure to his insurers for the purposes of processing an insurance claim; (v) enforcing the terms of this Agreement; or (vi) making a disclosure to any competent taxation authority; or
(b)from making a disclosure (i) to the Employee’s spouse or civil partner (provided that the spouse or civil partner agrees to keep the contents of such disclosure confidential); or (ii) which qualifies as a protected activity under law, including but not limited to making a protected disclosure within the meaning of section 43A of the Employment Rights Act 1996; providing information as a whistleblower to the SEC about a possible securities law violation; initiating, testifying in, or assisting in any investigation or judicial or administrative action of the SEC based upon or related to such information; or making disclosures that have been authorised by the Company or are required by law or by the Employee’s employment. The Employee does not need the prior authorisation of the Company to make any whistleblowing reports or disclosures and the Employee is not required to notify the Company that the Employee has made such reports or disclosures.
13.2Save as required by law or to comply with any regulatory requirement, it is agreed that the Employee will not make any derogatory or disparaging comments (whether orally or in writing, including without limitation, any comments on any social media platform or, in the case of the Employee, any personal web page) about the Company or any Group Company, its or their officers, shareholders or employees.
14.INVESTIGATION OR LITIGATION ASSISTANCE
14.1The Employee agrees to assist and to fully cooperate with the Company and any Group Company in connection with any internal investigation or any investigation undertaken by any regulatory body, or dispute or claim of any kind involving the Company or any Group Company, including but not limited to any proceeding (civil, regulatory, or criminal) before any arbitral, administrative, judicial, legislative, regulatory or other body or agency such assistance and cooperation to include, but not be limited to:
(a)meeting with and providing information to the Company and any Group Company (and its or their legal advisers) and any regulatory body;
(b)co-operating in the preparation of witness statements;
(c)attending any relevant hearing to give evidence;
(d)performing all acts and executing and delivering any documents that may be reasonably necessary to comply with his obligations under this clause 13.

14.2The Company shall reimburse the Employee for any expenses reasonably and properly incurred by him in providing such assistance and cooperation, subject to the Company receiving evidence to the Company’s satisfaction of such expenses.
15.NO BREACH
15.1The Employee represents and warrants that he has not at any time during his employment committed any material breach of any express or implied term of the Service Agreement that would have given rise to a right of the Company to terminate the Employee’s employment summarily without compensation had the Company been aware of such breach.
16.TAX
Save for deductions made by the Company, the Employee accepts that he will be responsible for the payment of any income tax and employee’s National Insurance contributions (including, without limitation, any interest, penalties or fines arising from any non-payment) imposed by any competent taxation authority by reason of the Employee’s receipt of or entitlement to the payment and benefits referred to in this Agreement and the Employee agrees to indemnify the Company and any Group Company on a continuing basis against any income tax and employee’s National Insurance contributions (including, without limitation, any interest, penalties or fines) imposed by any competent taxation authority by reason of the Employee’s receipt of or entitlement to any such payments or benefits. For the avoidance of doubt, the Employee’s obligation to indemnify the Company and any Group Company in respect of any interest, penalties or fines shall not apply where such interest, penalties or fines arise from a failure by the Company or any other Group Company to pay to a competent tax authority amounts deducted from payments made to the Employee under the terms of this Agreement.
17.MISCELLANEOUS
17.1A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.
17.2This agreement constitutes the entire agreement and understanding between the parties and supersedes all other agreements, both oral and in writing, between the Company, any Group Company and the Employee (other than the provisions of the Service Agreement specifically referred to).
17.3If any part of this Agreement is found to be void, the parties agree that such part or parts should be deleted as are necessary to make the agreement valid and effective.
17.4The headings in this Agreement are used for convenience only and shall not affect its construction.
17.5This Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument.
17.6This Agreement has been entered into on the date stated at the beginning of it.

17.7The terms of this Agreement will cease to be ‘without prejudice’ and ‘subject to contract’ on execution by both parties.
17.8The construction, interpretation and performance of this Agreement will be governed by the laws of England to the exclusive jurisdiction of whose courts the parties agree to submit.
The attached copy of this Agreement should be signed, dated and returned to the Company’s legal advisers (together with the certificate, which forms part of this Agreement) to signify the Employee’s agreement to its terms.

SIGNED for and on behalf )
of HESTVIEW LIMITED )
)
)
/s/ Lisa Sewell )	Signature of Witness
Lisa Sewell )	Name of Witness
23 September 2024 )	Date of Witness
/s/ Ian Brown )
SIGNED by IAN BROWN )

[Signature page]

LEGAL ADVISER’S CERTIFICATE
I, [name of legal adviser], hereby certify to Hestview Limited that:
(a)(a)    I am a relevant independent adviser (as defined by Section 203 of the Employment Rights Act 1996 and Section 147 of the Equality Act 2010);
(b)(b)    I have given independent legal advice to Ian Brown as to the terms of this agreement and its effect on his ability to pursue his rights before an employment tribunal;
(c)(c)    at all times when such independent legal advice was given, either I or [name of law firm], the firm [employing me] [in which I am a partner] had in force a policy of insurance covering the risk of a claim by Ian Brown in respect of loss arising in consequence of such advice.
_________________________    Date:
[Name of legal adviser]
I confirm that I have taken advice as set out above, and that the conditions regulating settlement agreements under Section 203 of the Employment Rights Act 1996 and Section 147 of the Equality Act 2010 have been satisfied.
_________________________    Date:
Ian Brown

SCHEDULE 1

RESIGNATION AS A DIRECTOR
[Date]
The Directors of Hestview Limited (the Company)
[Address]
Dear Sirs and Madams
Resignation as director
I hereby resign as a director of Hestview Limited and as a director (or authorised representative) of all the companies listed in the attached Schedule, my resignation to take immediate effect.
I confirm that I have no claim for compensation for loss of office or for unfair or wrongful dismissal or redundancy or discrimination or any other claim whatsoever against the Company or any other Group Company or the respective officers and employees of any of them and I acknowledge that there is outstanding no agreement or arrangement under which the Company or any other Group Company has or could have any obligations to me other than in respect of accrued remuneration and expenses. To the extent that any such claim exists or may exist I hereby irrevocably waive such claim and hereby release the Company and all Group Companies from any liability whatsoever in respect thereof.
Yours faithfully

Ian Brown

SCHEDULE 2

DIRECTOR RESIGNATIONS
Company
Bonne Terre Limited
Core Gaming Limited
Cyan Bidco Limited
Hestview Limited
Hestview Limited –
Italian Branch
Stars Group Holdings
(UK) Limited
Stars Group UK1 Limited
Star Group UK2 Limited

SCHEDULE 3

[INTENTIONALLY OMITTED]

SCHEDULE 4

[INTENTIONALLY OMITTED]

SCHEDULE 5

SUMMARY OF TREATMENT OF UNVESTED SHARE AWARDS

Award	Grant Date	Number of Shares Granted	Vesting Date[1]	Treatment	Number of Shares Retained	Subject to Performance Conditions	Exercise Window
DSIP 2023 Tranche 2	7 March 2023	258	1 January 2026	Retained in full	258	No	1 January 2026 to 30 June 2026
DSIP 2024 Tranche 1	2 April 2024	1,462	1 January 2026	Retained in full	1,462	No	1 January 2026 to 30 June 2026
DSIP 2024 Tranche 2	2 April 2024	1,463	2 April 2026	Retained in full	1,463	No	2 April 2026 to 1 October 2026
LRSI 2022	14 November 2022	9,040	1 January 2026	Time pro-rated up to 31 December 2024	6,688	No	1 January 2026 to 30 June 2026
LRSI 2022 Multiplier	14 November 2022	4,520	1 January 2026	Time pro-rated up to 31 December 2024	3,344	Yes – final figure based on actual performance	1 January 2026 to 30 June 2026
LRSI 2023	7 March 2023	8,303	1 October 2026	Time pro-rated up to 31 December 2024	4,237	No	1 October 2026 to 31 March 2027
LRSI 2024	2 April 2024	6,881	1 September 2027	Time pro-rated up to 31 December 2024	1,511	No	1 September 2027 to 29 February 2028
Joiner PSA Tranche 2	14 November 2022	10,761	1 January 2026	Time pro-rated up to 31 December 2024	9,647	Yes – final figure based on actual performance	1 January 2026 to 30 June 2026
Joiner PSA Tranche 3	14 November 2022	10,761	31 March 2026	Lapses	0	No	N/A
Joiner PSA Tranche 4	14 November 2022	10,764	31 March 2027	Lapses	0	No	N/A
Joiner RSA Tranche 2	14 November 2022	10,761	1 October 2024	Vests prior to Termination Date	10,761	No	1 October 2024 to 30 June 2025
Joiner RSA Tranche 3	14 November 2022	10,761	1 October 2025	Lapses	0	No	N/A
1 Being the later of the original vesting date and the expiry of the restrictive covenants applicable to the Employee.

Joiner RSA Tranche 4	14 November 2022	10,764	1 October 2026	Lapses	0	No	N/A
Sharesave 2023	6 October 2023	165	6 October 2026	Lapses	0	No	N/A